Exhibit 99.1

Contact:  Steve Pickman, 913-367-1480

FOR IMMEDIATE RELEASE

MGP INGREDIENTS, INC. ANNOUNCES FY 2010 FOURTH QUARTER RESULTS

Highlights

•            Company reports Q4 diluted income of $0.14 per share vs. year-ago diluted loss per share of $0.18

•            Q4 pre-tax profits for ingredients segment up substantially, while pre-tax profits in distillery segment match prior year’s fourth quarter level; 12-month pre-tax profits in both segments rise significantly vs. all of fiscal 2009

•            Full year fiscal 2010 diluted income of $0.51 per share compares with diluted loss of $4.17 in prior year

•            Debt reduced by $27.8 million from beginning to end of fiscal 2010

ATCHISON, Kan., August 23, 2010 - MGP Ingredients, Inc. (Nasdaq/MGPI) today reported net income of $2,476,000, or $0.14 in diluted earnings per share, for the fourth quarter of fiscal 2010, which ended June 30, 2010. This compares with a net loss of $2,916,000, or $0.18 in diluted loss per share, for the fourth quarter of fiscal 2009.  Total sales in the fourth quarter of fiscal 2010 were $54,359,000, a 4 percent increase above sales of $52,233,000 for the same period one year ago.  The sales improvement was principally due to higher sales of high quality food grade alcohol that resulted from increased output from the company’s previously announced joint venture, Illinois Corn Processing (ICP), LLC.

Historically, the company has reported its sales net of customer-paid freight costs.  The fourth quarter and annual sales presented in this report, as well as previous quarterly and yearly amounts, are now stated gross, and all freight costs are now included in cost of sales.

For the 12 months of fiscal 2010, the company had net income of $8,738,000, or $0.51 in diluted earnings per share, on sales of $201,971,000.  That compares to a net loss of $69,123,000, or $4.17 in diluted loss per share, on sales of $291,812,000 for fiscal 2009.

“This past fiscal year represents a significant and remarkably quick return to profitability,” said Tim Newkirk, president and chief executive officer.  “We ended the year on a strong note paced by higher sales of food grade alcohol and an improved sales mix of higher value specialty ingredients.  At our ICP joint venture, we moved closer to full capacity volumes in the fourth quarter.  The reduction in costs associated with the start-up of operations there, along with volume gains, produced a substantial upturn from the immediately preceding third quarter.  In the fourth quarter, we also saw continued progress in sales of our specialty resistant wheat starch, which provides the nutritional benefits of fiber while also possessing a desirable flavor profile.   With a growing focus on health and wellness, food companies are searching for new ways to make their products more nutritious and more convenient without sacrificing taste.  MGPI’s fiber platform is especially well-suited for a wide variety of prepared packaged foods.  Our newly configured sales and customer service teams are having a positive impact as measured by a growing development pipeline and, more importantly, an increasing number of customer products being formulated with our specialty ingredients.”

Board Chairman John Speirs added, “We made much headway in the fourth quarter to conclude the year on a very positive and exciting note.  The progress we made exemplifies the benefits we realized over the past year from our restructuring plans, including higher gross margins, reduced exposure to commodity volatility, improved working capital management, and a reduction in our net debt to $2.8 million from $30.6 million at the start of fiscal 2010 and from a high of $54.5 million that was experienced during the second quarter of the prior fiscal year.”

Ingredient Solutions Segment

•      Total sales revenue in the ingredient solutions segment for the fourth quarter was $14.6 million, a decrease of approximately 8 percent compared to the prior year’s fourth quarter. This decrease was mainly attributable to lower unit volume resulting from the planned reduction in sales of certain lower margin starches.  The decrease in unit sales was partially offset by higher average selling prices for both specialty starches and specialty proteins.  Additionally, sales of specialty starches and proteins in total accounted for 85 percent of all sales in the ingredient solutions segment during the fourth quarter.  Commodity starches and commodity vital wheat gluten combined accounted for the remaining 15 percent.

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•      Ingredient solutions pre-tax profits improved to $2.5 million compared with pre-tax profits of $1.4 million in the prior year’s fourth quarter. Profit margins improved compared to a year ago due to the reduction in sales of unprofitable product lines and the resulting improved sales mix of value-added ingredients.  Lower flour costs were also a contributing factor, with the per-pound cost of flour declining by 18 percent compared to the year ago quarter.

•      Revenues in this segment for the entire fiscal year declined to $59.7 million from $82.1 million for the previous year.  The decline was mainly due to strategic decreases in the production and commercialization of commodity starches and wheat gluten.  Decreases in certain specialty starch sales and, to a much lesser extent, specialty protein sales were also factors contributing to this decline.  Sales of MGPI’s fiber-enhancing resistant wheat starch and the company’s unique textured wheat proteins showed year-over-year increases, helping drive a solid improvement in the ingredient segment’s profit performance.  Pre-tax income in this segment for all of fiscal 2010 was $9.7 million compared with a pre-tax loss of $6.7 million in fiscal 2009.

Distillery Products Segment

•      Distillery products sales revenue for the fiscal 2010 fourth quarter was $39.4 million, an increase of 12 percent, compared to the prior year’s fourth quarter. The majority of the increase was attributable to higher sales of food grade alcohol for industrial purposes.  Revenues from food grade alcohol for beverage applications were up slightly over one year ago.  Fuel grade alcohol revenues also showed a modest increase compared to the prior year’s fourth quarter.

•      Fourth quarter distillery products pre-tax profits of $3.9 million matched the pre-tax profits of $3.9 million during the same period a year ago.  Profitability in this segment resulted principally from the company’s strategic focus on the production and sales of high quality food grade alcohol and significantly reduced emphasis on sales of fuel grade alcohol.  This segment also benefitted from lower cost of sales related to a decrease in the average price of natural gas and lower raw material costs for corn.  For the fourth quarter of fiscal 2010, the per-million cubic foot cost of natural gas averaged 29 percent lower than a year ago.  The per bushel cost of corn averaged approximately 11 percent lower than the fourth quarter of fiscal 2009.

•      Distillery segment revenues for all of fiscal 2010 declined to $140.0 million from $204.7 million for the previous year.  The decline was principally due to the planned reduction of fuel grade alcohol sales.  Food grade alcohol sales decreased to a significantly lesser extent due primarily to a reduction in average selling prices, which followed a decrease in corn prices.  Unit sales in this category were approximately even with a year ago.  Lower sales of distillers feed, resulting from a combination of lower volume and lower selling prices, was also a factor contributing to the decline in year-over-year revenues.  Distillery segment pre-tax profits in fiscal 2010 were $16.7 million compared with a pre-tax loss of $24.4 million in fiscal 2009.  Pre-tax profits in this segment were affected by ICP start-up costs.

Other Segment

•      Sales in the other segment for the fourth quarter of fiscal 2010 were approximately $0.4 million, a decrease of 64 percent compared to the fourth quarter of fiscal 2009.  There were no revenues from pet products compared to the same period a year ago as the result of the previously announced sale of this component of the company’s business in August 2009.   Products in this segment currently consist of plant-based biopolymers and composite resins for use in the manufacture of eco-friendly items and materials.

•      Pre-tax profits for this segment were approximately breakeven compared with a loss of $34,000 in the prior year’s fourth quarter.

•      Revenues in the other segment for all 12 months of fiscal 2010 declined to $2.3 million from $5.0 million for the previous year due principally to lower sales of pet products resulting from the company’s exit from that business. Pre-tax income for the fiscal year was $0.1 million compared with pre-tax income of $40,000 in fiscal 2009.

Non-allocated Corporate Items

Along with the significant improvements MGPI made in operating results discussed above, the company’s fiscal 2010 performance benefitted by the net effect of several non-allocated corporate income and expense items by approximately $1.0 million, including less than $100,000 in the fourth quarter.  These items included the loss on the  formation of the ICP joint venture, the fixed costs of various discontinued operations, gains on the sale of assets, out-of-period adjustments disclosed in the second quarter, other adjustments to accruals (including pension liabilities), and the net impact of ICP’s start-up losses.

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Results for the 2009 fiscal year included $26.4 million in charges related to the company’s restructuring program, comprising asset impairments, the settlement of a natural gas contract and the termination of rail car leases, as well as severance and early retirement costs associated with a workforce reduction of approximately 55 percent.

Outlook

Newkirk said, “We’ve made significant progress in restoring our profit margins and strengthening our financial foundation.  Along with creating a higher-value product mix in our ingredients solutions and distillery products segments, we had a company-wide drive to lower costs.  Our supply chain has been re-tooled to help us execute with greater consistency and capital efficiency.  Other highlights over the past year included better raw material sourcing, lower rail transportation and plant maintenance expenses, and higher starch and protein recovery rates.  As a result, we generated higher profits and cash flows on a substantially smaller base of revenues compared to the prior year.

“Going forward, the primary focus for MGPI is on revenue growth and consistency in value creation.  The way to accomplish this is to help our customers grow their businesses, specifically in the development of new and enhanced products.  We serve large, multi-national companies that manufacture packaged consumer goods, most of which are sold under major brand names.  While continuing to apply our ingredient technologies to enhance the nutritional and functional benefits of flour-based foods, such as bread, pizza dough, bagels, breakfast cereals, crackers and other snack products, we are also stepping up efforts to develop new applications for a wide array of processed foods, including sauces, dressings and frozen dairy treats.

“We additionally are pursuing a higher market share in food grade alcohol. Our immediate opportunity lies in the area of branded spirits, particularly vodka.  Sales of flavored vodkas by our customers are growing almost twice as fast as unflavored varieties. This is another area where we have recently increased our sales and marketing efforts to grow our existing relationships.  Regarding industrial applications, we currently are seeing new opportunities to compete in high value niches, such as health-related and cooking products.”

Newkirk concluded, “The coming year will be all about executing our growth plans, which include additional investments in the areas of innovation and business development.  We are seeing the early benefits of our strategic actions and will continue to build on these to further demonstrate the long-term earnings power of MGPI.  To reiterate, our vision for MGPI is one in which our company is viewed as a more valuable enterprise by all stakeholders.  Our sights are set on sustainable profit growth.  As such, it is essential that we fortify our value to the customer and our ability to execute consistently at a high level across all areas of the company.”

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value—added, grain-based starches, proteins and food grade alcohol products for the branded packaged goods industry. The company has facilities in Atchison, Kan., and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information.  Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could”, “encouraged”, “opportunities”, “potential” and/or the negatives of these terms or variations of them or similar terminology.  They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility,  (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) our ability to maintain compliance with all applicable loan agreement covenants, (vi) the ability to effectively operate the Illinois Corn Processing, LLC (“ICP”) joint venture,  (vii) our ability to realize operating efficiencies, (viii) and actions of governments. For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1A. Risk Factors in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

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MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)	Quarter Ended		Year-to-Date Ended
(Dollars in thousands, except per share)	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net Sales	$54,359	$52,233 *	$201,971	$291,812 *
Cost of Sales	47,129	46,091 *	171,427	325,914 *
Gross Profit (Loss)	$7,230	$6,142	$30,544	$(34,102)

Selling, General and Administrative Expenses	6,033	4,482	20,708	21,401
Impairment of long lived assets	—	1,351	—	10,282
Severance and early retirement costs	—	—	—	3,288
Gain on sales of assets	(1,031)	—	(1,731)	—
Impact of joint venture formation	(753)	—	2,294	—
Other operating costs	245	2,618	2,018	4,694
Other restructuring costs	—	—	—	5,241
Income (Loss) from Operations	$2,736	$(2,309)	$7,255	$(79,008)

Other Income, Net	621	17	645	112
Interest Expense	(151)	(671)	(1,757)	(2,901)
Joint Venture Operations	(734)	(35)	(2,173)	(114)
Income (Loss) Before Income Taxes	$2,472	$(2,998)	$3,970	$(81,911)

Provision (benefit) for Income Taxes	(4)	(82)	(4,768)	(12,788)
Net Income (Loss)	$2,476	$(2,916)	$8,738	$(69,123)

Other Comprehensive Income (Loss), net of tax:	(515)	(1,640)	(516)	(3,826)
Comprehensive Income (Loss)	$1,961	$(4,556)	$8,222	$(72,949)

Basic Earnings/(Loss) Per Common Share	$0.15	$(0.18)	$0.52	$(4.17)
Diluted Earnings/(Loss) Per Common Share	$0.14	$(0.18)	$0.51	$(4.17)

Weighted average shares outstanding — Basic	16,673,668	16,598,585	16,655,203	16,585,361
Weighted average shares outstanding — Diluted	17,135,950	16,598,585	17,082,123	16,585,361

*Net sales and cost of sales had historically been reported as $49,152,000 and $42,921,000, respectively, for the quarter ended June 30, 2009 and $275,976,000 and $302,436,000, respectively, for the year-to-date ended June 30, 2009 prior to the immaterial correction made to report gross for both shipping revenues and related costs.  Gross profit was not impacted as a result of these changes in presentation.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	June 30, 2010	June 30, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$6,369	$178
Restricted cash	971	203
Receivables	17,674	18,403
Inventories	14,524	20,400
Prepaid expenses	1,517	980
Deposits	733	980
Deferred income taxes	6,267	1,218
Refundable income taxes	578	6,045
Assets held for sale	—	32,380
Total Current Assets	$48,633	$80,787
Property and Equipment, At Cost	164,559	163,345
Less accumulated depreciation	(107,196)	(100,036)
Net property, plant & equipment	$57,363	$63,309

Investment in joint ventures	14,266	238
Other non-current assets	875	798
TOTAL ASSETS	$121,137	$145,132

Capital Structure
Net Investment in:
Working capital	25,142	31,242
Property, plant and equipment	57,363	63,309
Other assets	15,141	1,036
Total	$97,646	$95,587

(Dollars in thousands)	June 30, 2010	June 30, 2009
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities on long-term debt	$689	$3,147
Liabilities related to assets held for sale	—	2,725
Revolving credit facility	—	17,833
Accounts payable	10,341	19,864
Accounts payable to affiliate	4,951	—
Accrued expenses	7,510	5,976
Total Current Liabilities	$23,491	$49,545
Other Liabilities:
Long-term debt	$2,082	$9,632
Deferred credit	5,379	6,190
Accrued retirement benefits	8,170	8,799
Other non-current liabilities	2,964	5,864
Noncurrent deferred income taxes	6,267	1,218
Total Liabilities	$48,353	$81,248
Stockholders’ Equity	72,784	63,884
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$121,137	$145,132

Financed By:
Long-term debt*	$2,082	$9,632
Long-term liabilities	22,780	22,071
Stockholders’ equity	72,784	63,884
Total	$97,646	$95,587

*Excludes short-term portion.  Short- term portion is included within working capital.